KongZhong Corporation Announces Cooperation Agreement with MSN China on Mobile Messenger 3.0

Beijing, China, June 29, 2007 - KongZhong Corporation (Nasdaq: KONG), one of China’s leading providers of wireless value-added services (WVAS) and a wireless media company providing news, content and mobile advertising services through its wireless Internet sites, today announced its agreement to cooperate with MSN Network Communications Technology Company Limited (“MSN China”), a Microsoft joint venture in China, on Mobile Messenger 3.0.

Under the cooperation agreement with MSN China, KongZhong will be the sole content provider in China for the information channel and mobile games channel of Mobile Messenger 3.0, which is being officially launched in China on June 29, 2007. Mobile Messenger 3.0 is the mobile phone version of Microsoft’s popular instant-messaging application, Windows Live Messenger. KongZhong will pay MSN China a fixed fee per channel. The cooperation period is for one year.

Mr. Nick Yang, KongZhong's President, said, ''This cooperation agreement is win-win for KongZhong and MSN China. We operate a leading wireless Internet portal, Kong.net, and are a leading developer of mobile games. Our cooperation with MSN China will enable Mobile Messenger 3.0 users to enjoy the first-class information services provided by Kong.net and experience the top-quality mobile games developed by KongZhong. We expect that greater dissemination of our services through Mobile Messenger 3.0, one of the leaders in its field, will bring increased traffic to Kong.net.”

About KongZhong

KongZhong Corporation is one of China’s leading providers of wireless value-added services and a wireless media company providing news, content and mobile advertising services through its wireless Internet sites. The Company delivers wireless value-added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVATM, short messaging service (SMS), interactive voice response (IVR), and color ring-back tone (CRBT). The Company also operates two wireless Internet sites, Kong.net and Ko.cn, which enable users to access media, entertainment and community content directly from their mobile phones.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements regarding the launching of Mobile Messenger 3.0, KongZhong sponsorship of the Mobile Messenger 3.0 news channel and mobile games channel, and the prospects for, and benefits of, cooperation between KongZhong Corporation and MSN China. Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them. These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons. Potential risks and uncertainties include, but are not limited to, competitive pressure in China’s wireless value added services, wireless Internet and mobile advertising markets and the effect of such pressure on prices; changes in technology, consumer demand and usage preferences in these markets; the state of and any change in our relationship with China’s telecommunications operators; our dependence on the networks and billing systems of the telecommunications operators for our performance; changes in the regulations or policies of the Ministry of Information Industry or other relevant government authorities or the telecommunications operators; and changes in political, economic, legal and social conditions in China, including the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market. For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

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